UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2005

GUITAR CENTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations & Financial Condition.

The information in this Item 2.02, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On July 26, 2005, Guitar Center, Inc. issued a press release announcing its financial results for the quarter ended June 30, 2005.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 2.02.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

Item 8.01.  Other Events.

On July 26, 2005 we reported our financial results.  Consolidated net income in the second quarter of 2005 increased 6.3% to $12.9 million, or $0.46 per diluted share, compared to consolidated net income in the second quarter of 2004 of $12.1 million, or $0.45 per diluted share.  The Company’s second quarter net income includes charges of $2.1 million after-tax, or $0.07 per diluted share, related to the acquisition of Music & Arts Center, Inc.  Earnings per share in the second quarter of 2005 were calculated based on 29.8 million shares outstanding compared to 28.9 million in the same period of 2004.  Consolidated net sales increased 18.5% to $402.3 million from $339.6 million in the second quarter of 2004.

Guitar Center Stores.  During the second quarter, we opened large format Guitar Center stores in Jacksonville, Florida and Syracuse, New York and small format stores in Youngstown, Ohio, Tallahassee, Florida and Jackson, Mississippi.  Net sales from Guitar Center stores increased 14.0% to $299.6 million from $262.9 million in the second quarter of 2004, with sales from new stores contributing $18.5 million and representing 50.3% of the total increase.  Comparable store sales for the Guitar Center stores increased 7%.

Gross margin, after buying and occupancy costs, increased to 26.8% from 26.0% in the second quarter last year.  The increase is primarily due to a higher selling margin partially offset by increased freight costs and higher occupancy costs.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 20.3% of net sales compared to 20.6% in the year-ago period.  The improvement compared to the second quarter of 2004 is primarily due to decreased advertising and promotional costs and lower salary costs as a percentage of sales.

Musician’s Friend.  Direct response net sales for the quarter increased 14.4% to $78.0 million from $68.2 million in last year’s second quarter.

Gross margin for Musician’s Friend was 31.6% compared to 33.7% in the prior year period, reflecting a lower selling margin due to increased competitive pressure partially offset by a decrease in freight costs.  Selling, general and administrative expenses for the second quarter were

21.8% of net sales versus 21.4% in the comparable period last year.  The increase primarily reflects a planned increase in advertising expenses, partially offset by a reduction in bonus expense.

Music & Arts.  We completed our acquisition of Music & Arts Center, Inc. on April 15, 2005 and the acquired business and our former American Music business were combined into a new division that operates under the Music & Arts name.

Second quarter 2004 results only reflect results from our former American Music stores and do not include results from the acquired business.  Net sales from our Music & Arts division were $24.7 million compared to $8.6 million in the second quarter of 2004.  Comparable store sales for the Music & Arts division increased 3%. Gross margin for Music & Arts increased to 41.7% versus 33.1% in the same period last year.  Selling, general and administrative expenses for Music & Arts were 59.4% of net sales compared to 50.8% in the second quarter of 2004.  The division incurred an operating loss of $4.4 million for the quarter, in line with expectations.  The Company’s Music & Arts division second quarter results include the effects of the acquisition, including the previously noted acquisition charges of $3.4 million pre-tax ($2.1 million after-tax), resulting primarily from the elimination of a redundant point of sales system, severance costs, and moving expenses to relocate certain American Music employees to the Music & Arts corporate office in Maryland.

Financial Tables.  We hereby incorporate by reference into this Item 8.01 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 8.02 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: July 26, 2005
	By:	/s/ BRUCE ROSS
Bruce Ross
Executive Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated July 26, 2005.

99.2	Financial tables to press release, dated July 26, 2005.